Exhibit 99.2

Tidewater at Pritchard Capital Partners Energize Conference

(TDW) 01/05/11 - 9:45 a.m. PT

Tom Escott (Pritchard Capital)

We’re pleased to have with us today, Joe Bennett, Executive Vice-President of Tidewater Inc. Talking about the largest offshore supply boat company and offshore marine contractor in the world. Without further ado, Joe Bennett.

Joe Bennett

Thank you, Tom. Thank you for coming today and happy New Year to everyone. Hopefully, 2011 finds us all safer and more prosperous. Again, appreciate your time today. I’m going to go through our slide deck here. And of course, we always have to start with the attorney’s making their point with forward-looking statements, you’ll see enough of those today. There’s a few takeaways that we’d like you to focus on today. Each of these will be expanded as I go through this presentation.

One, Tidewater has a, we think, an extreme culture of safety and operating excellence. And it’s interesting and you’ll see some slides on safety as we always begin our presentations with safety. It’s interesting, I just sat through the Atwood and people are starting to talk about safety more, as key elements of their strategy and what they offer their customers. We’ve been talking about that for years and it’s obviously getting a lot of press these days. So, it’s not something new for us.

You’ll see a slide or two, in a minute, on the history of our earnings growth and solid returns over a period of time. There’s no doubt yeh we find ourselves now in what we would call a troughy type market, yet still putting up some pretty good earnings and returns. And you’ll see that in a minute. As Tom just lead off in saying we are, or we have the world’s largest and newest fleet in the world. And it really does provide us the real basis for continued earnings growth. And you’ll see a slide that I developed probably about nine months ago and continues to evolve a bit that hopefully gives you a little bit of insight as to what that earnings growth can be. It’s gotten a lot of traction lately with investors.

And lastly, our strong balance sheet really has allowed us to act upon to act upon the opportunities. We find ourselves in today’s market with many vessels that have been speculatively built or built by smaller operators that find themselves in not too good a financial situation and need to dispose of that equipment at pricing, that I would say generally has been 30% less than what it was at the peak of the market a few years ago. At a time when we cut back on our CapEx program a few years ago, at the peak of the market when the pricing just got a little too rich for our blood or our desire to invest at that rate. Now, we’re the big acquirer of equipment in the business and you’ll see a slide that documents that.

Let’s return to safety. We have two slides and we begin with this one. We’re becoming a little infamous in having this snake slide. At least it wakes up people in these presentations, but as Dean Taylor, our chairman, kind of coined this phrase a few years ago and we use it in advertisements now, etcetera, is operating safely in our business is like holding a snake by the head. As soon as you turn your back on it for a split second something bad could happen and often times unfortunately does happen.

So it is a continual 24/7 emphasis on safety from the top of our organization, our board, and Dean, as our chairman, all the way down throughout the organization. And it provides us some results that we’re very, very proud of. And it’s not that we don’t have our mistakes. We do, but if you compare our total recordable incidence rate over the last several years and we are the orange column in this graph, compared to the Exxon’s and the Dow Chemicals, and DuPont’s, we used to have BP on here we took them off. But,you can see that we’ve performed very, very well on safety. And as you compare us and think about what we do for a living, operating boats in high seas, moving cargo from rigs to our boats and vice versa, etcetera. That’s a very unstable platform that we operate from, where most of these others are operating from a stable platform. And our safety record is still better than theirs and that’s very important in today’s time for our customers.

Let’s move on to the earnings growth. This is history, and we have a March fiscal year end, so this slide ends with our March of ‘10 fiscal year. You can see over that time period we hit in ‘07, ‘08, ‘09 fiscal years, the very best financial performance of this company in its 55 year history. Continually, year after year we did record earnings and on a return on equity basis, did quite well bumping up against a 20% return during those years. It dropped down in fiscal ‘10, as we began the financial crisis, oil prices being reduced, etcetera. We find ourselves, as I mentioned before, still in a troughy situation. Day rates are not where we’d want them to be. But we feel that we’re bumping along the bottom now, we think ‘11 will be a year where we bounce off of the bottom.

Rig count, rig activity is stronger. New rig construction continues at a pretty healthy pace. That’s going to bode well as those rigs come out and require new equipment. At the same time, and you’ll see in a minute, our old equipment in the industry, which are significant numbers of those, are going away at a pretty quick pace. The customers want the new equipment. The old boats are going away, so we feel like there will be a balance in the worldwide fleet of vessels.

But, from a gross standpoint, I think, we don’t give guidance on earnings. This current fiscal year, which we’ve at least shown six month’s worth are on the pace, and the analysts would suggest we’re going to earn about $3.00 a share this current year, so certainly a reduction off of these numbers. But you really don’t care much about what we did over the last several years. What are we going to do?

I developed this slide a bit ago and moved it up in the presentation to show you what could happen. It’s not a projection of earnings, but what can happen with the fleet that we have currently and the new boats that we expect to add to our fleet over the next few years. So, I’m saying 2014, only because at the end of September we had 30 boats under construction, by then those boats will be delivered. By then, we have an appetite of adding, hopefully, another 20 boats a year on top of that. So, pretty good investment still in CapEx, but the earnings potential of this new equipment is significant.

So, I started by saying, well, if we replicate the September day rates, utilization, operating margins of the new equipment. And first off, all of these numbers I’m about to show you, only suggests that it’s new equipment for us. All of our old equipment, by a few years from now, we believe will be gone. So, this is only the new equipment.

If we replicate a troughy market of day rates and utilization and margins, we would earn somewhere in the range of $4.00 to $4.50 a share. If we keep the utilization of our boats the same at about 85%, but we bump the day rates by just 10%. That’s not much of a bump, if you consider that the markets, we believe by this time frame, markets will be hopefully considerably better, the leverage that we have with our revenue stream and our day rates are significant. And that would bump up to about $6.00 a share of earnings.

If you then just bump the utilization up to 90%. I stop in this kind of sensitivity analysis at 90% because I think 90% over the long haul in a utilization number is pretty full utilization for us. We have dry dockings, we mob boats around from area to area, we’re going to naturally have some down time, but in this analysis, I bumped the day rates up another 10%. Still, that’s not saying much. By no means am I suggesting then the result of $9.50 a share in earnings are peak earnings. We fully would expect, you give me a market that was around two or three years ago, I think day rates are going to go right past what I have on this slide. But, I didn’t want to put, what some people would call, pie-in-the-sky numbers here.

I think peak earnings are probably something north of $10.00, $12.00 to $15.00 a share, all kidding aside. Now, some people concentrate on EBITDA or cash flows. So, I’ve added that, at least, in this analysis, what kind of cash flows would be generated by these respective earnings levels. And again, you see some pretty significant annual cash flows in the higher earnings per share number up to about $750 million of cash flow, of which we currently pay about $50 million dollars a year, a dollar per share in dividends. And then the real question is what is our CapEx program at that time?

I think we’re getting to the end over the next couple of years of our significant uses of cash in CapEx. I’m not suggesting that it will totally go away, but if we can get that number reduced down from the levels that it’s been, which has been $500 and $600 million \a year. We can get that down to more than the $300 million range, obviously, we’re generating significant free cash flow at that time.

That’s how we see the future. Growth earnings potential of this new fleet that, historically, has generated much better operating margins than the old fleet ever did and that’s when we get excited about what the new fleet can do going forward.

So, what is that new fleet? Well, we began our program in the year 2000, replacing old boats, getting more into the deep water than we ever had prior to that. Through September, we have either added or committed to add 238 new boats into our fleet. It’s a big fleet, and you’ll see a comparative number in a minute. The average age of that new fleet currently is about five years old, and we have spent or are about to spend a total of $3.5 billion.

Over time, that same kind of ten year period, did we build or did we acquire? Well, we did both. Early on, we did the green column. Part of the column is the acquisitions. We did more acquiring early on than building, and then we went through a long stage where we primarily built. The cost of new boats being acquired from others wwere too high, and we felt like we could build what we wanted where we wanted in better shape than acquiring.

Recently, though, as I mentioned earlier, I think that’s flipped. You see us now buying more than building, and the orange, kind of going forward in 11, 12 and 13, is really most of the 30 boats that I said before we are in the process of building.

Again, at the end of September, and we haven’t disclosed our December numbers yet, but we had 30 boats under construction, a total CapEx of a little less than $500 million that still had to be spent on those 30 boats to get them delivered. At the time, about 8 of those 30 would be delivered in the remainder of this fiscal year, then 18 next year, and 4 thereafter.

And what has it done to the average age of our boats? Well, it’s currently, at least as of last year, I haven’t done the current calculations. As of right now, I think the number is about 16 years old on average, but it was 17 last year at this time. If we continue the pace of disposals of our old equipment and acquisitions as I’ve just talked about, that in the next few years we will significantly reduce the average age of our equipment from 17 years down to about 8 years. As we all say, having a younger fleet doesn’t necessarily equate to making more money. In this market, though, it certainly is something the customers are looking for is the new equipment. The average economic age, since most of our profitability today. About 90% of our profitability today is being generated by our new fleet, and only 10% by our older boats, that the economic age of our total fleet today is really today about six years.

What have we accomplished recently? In the last five quarters, this is through September and I’m going to give you an update in a second, we have mostly acquired 29 new pieces of equipment over the last five quarters totaling $577 million. Only five of these are being built from scratch from us, so 24 acquisitions of equipment and 5 additional new builds by us totaling $577 million. I can announce now for the first time, that during this December quarter, we acquired 10 more boats, all acquisitions that totaled about $135 million on top of what you see here. So, we continue our efforts of taking advantage of the opportunities to acquire equipment at a much cheaper price then what it was before. These are 25, 30 year assets so, obviously making that decision on what you pay for assets, you make a bad decision and overpay for an asset; you’re going to live with it for a long time. So, we’re very, very careful and disciplined about the timing and what we pay for our equipment.

How do we pay for this? Well, you’ll see a condensed balance sheet in a second, but we recently did a private placement. We took advantage of, I think, the market, and our strong balance sheet by securing $425 million, it was a private placement unsecured notes. Average life 9 years, it’s in tranches, but it averages 9 years and 4.25% interest. It’s a real reflection of the strength of the company and the balance sheet to be able to put together terms like that. They did at the time and we have done this in September, had deferred funding, by now all of it has been funded. We have all now $425 million in our bank account now.

If you do a pro-forma balance sheet including that $425 million, this is what it looks like, $477 million in cash on the balance sheet at September. In a few weeks, you’ll see all the new December numbers. Total debt of $815 and good share holder’s equity, net debt to cap to net cap of only 12% and total debt to cap of 25%. But, we still, I would term this as being still a very, very secure balance sheet. We know we live in a volatile industry and preferably would like to remain in this kind of 20-25% debt to total cap range and I think that’s a good solid place to be.

More importantly, the liquidity that is provided to us, by this private placement debt and our revolver, our $450 million revolver, provides us about $800 million of current liquidity to continue our acquisition program. So, obviously, we’re excited about the opportunity. We have the financial wherewithal to take advantage of these opportunities.

You can’t go through a presentation like this without throwing out a few P&L numbers and I’ll just do that and leave you with it. You’ll have hard copies of this, but it shows what I’ve already said. We’re in a troughy market yet still we’re putting together pretty good returns and earnings per share. I will suggest that when you look at the net cash from operations for the first six months of this fiscal year of about $150 million, it’s far less than what our CapEx has been. Again, we knew that going in, we had a high delivery schedule in the first six months of this year, and big CapEx numbers, and therefore the reason for the private placement debt.

Our uses of cash over that same ten year period, as you look back as been primarily geared. We knew this time period would be geared to CapEx and you see the total amounts. We’ve spent $2.8 billion over this time frame shown here on our new fleet. We’ve paid out $923 million over this time frame in dividends and share repurchases. We, actually, the blue column in those three years represents our share repurchase program then we spent a little over a half a billion dollars on share repurchases. They have certainly are geared much more to the CapEx program. As I said before, hopefully in the next few years that will start diminishing from these large levels.

One of our core strengths is our international infrastructure. We have 50 years of international experience throughout the world. No one has the global footprint in the boat business that we do, our scale, and scope of operations. Why international, that’s where the customers are spending the money. That’s certainly true these days more than any time before with what’s happening in the Gulf of Mexico, we see that as growth.

Recently, you know, one of the other firms puts out an E&P spending survey that the E&P spending is supposed to increase by about 12% next year. That bodes well for us. So, growth in the international arena, longer contracts, generally, better utilization, generally higher day rates. And, the best part is you’re dealing with really class customers and you’ll see that in a second. Our global footprint, as I said, these are boots on the ground. These are offices that we have all over the world. And as we walk around, how many boats do we have operating in each of the respective regions? West Africa is definitely our stronghold with significant cash being spent by our customers in that location. Central and South America, 61 boats split pretty evenly between Mexico and Brazil. We’re the largest provider of equipment to Petrobras in the world. Hopefully, that has been for several years now and hopefully that will continue. The Far East has about 42 vessels in and around. Southeast Asia, Australia, a growing country of activity. Europe, the Middle East that is mostly the Middle East. We have very, very little exposure to the North Sea. And that has been true for five to ten years now. So, as you look at the weaker markets of the world today, as we discuss this today, Gulf of Mexico, we’re very small, 18 boats operating in and around the Gulf and West Coast of the United States. And one or two boats, at most, in the North Sea and the North Sea is a pretty bad market these days.

We’re largely out of the bad markets and that’s considerably different than a few years ago, when the majority of our boats were, it was more split between domestic and international. Quickly, because I know I’m out of time, this is a little comparison of us, for our anchor handlers and PSVs, the kind of core group of assets in our fleet and our sheer size, our numbers of boats versus our next closest competitors. You see there’s a large drop down. We operate in a very fragmented business.

We’ll be the first to admit the most important column on the slide is the last one, that says, well, there’s over 350 additional owners that own about five boats, on average, each. So, they are mostly local in nature in different parts of the world. So, obviously, we are a dominant player in this industry. The revenue mix is largely geared to super-majors and NOCs. Top ten customers include six super-majors, three NOCs, one large independent. So, those are companies that spend money continually. The projects tend to continue on as planned, especially with $80 and $90 oil prices.

And, kind of lastly, you can’t talk about our industry without looking macro-wise. There are about 2500 to 2600 boats in the worldwide fleet. 800 or so of those are older than 25 year old and, in our belief, are going away in the very near future. That has been the case over the last several years and should continue. I think they’ll largely be gone in the next two to three years. And there are about 360 new boats under construction today that will be delivered over the, primarily next year or two. And then after that, there’s been very, very little new construction contracts having been signed over the last year or so. So, you’re going to see this slide dramatically drop in vessel deliveries after next year, which is good for our industry.

We leave you with our strategy is to create long-term shareholder value, and who wouldn’t stand up here and say that, but we do that by maintaining our financial strength. You look back over time and see our balance sheet it has been well-utilized. We are an EVA company, an economic value added company, so a strong concentration on return on capital. For the capital-intensive business we’re in, that’s very important. Of course, you know, for you as investors, we have to deliver results and, hopefully, I’ve shown that we have done that and certainly plan on continuing to do that. Tom, with that, I think I’m out of time.

Thank you for your attention.

Tom Escott (Pritchard Capital)

Well, thank you very much Joe. And I wanted to note that Joe will be available in the Olympic room, which is out the back door and across the hallway there. I think maybe over towards the right. So please join Joe and ask any other questions you would like. Thank you so much for coming.

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